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KPMG LLP
Chartered Accountants
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	800-730 View Street	Telefax (250) 480-3539
	Victoria BC V8W 3Y7	www.kpmg.ca

CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Forge, Inc. (formerly emailthatpays.com, Inc.).

We consent to the use of our report dated February 21, 2003, with respect to the consolidated balance sheets of Forge, Inc. as of December 31, 2002 and 2001 and the related consolidated statements of operations, stockholders’ deficit and comprehensive income (loss) and cash flows for the years ended December 31, 2002 and 2001, incorporated herein by reference.

Our report dated February 21, 2003 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a stockholders’ deficit and has a need to generate cash from operations and obtain additional financing, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Chartered Accountants

Victoria, Canada

December 1, 2003